PHOENIX MULTI-SERIES TRUST
CIK# 0000884122
SEMI-ANNUAL 10/31/06


Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 72EE, 73A1, 73A2, 73B,74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Series 1- Class A $28,816, Class B $619, Class C $4,692 Class T $3,250 Series 2- Class A $3,014, Class B $311, Class C $419.

73A1/73A2-
Series 1- Class A $0.1198, Class B $0.1081, Class C $0.1139, Class T
$0.1020
Series 2- Class A $0.2832, Class B $0.2422, Class C $0.2419.

74U1/74U2-
Series 1- Class A 268,385, Class B 5,494, Class C 39,730 Class T 32,662 Series 2- Class A 10,744, Class B 1,307, Class C 1,885

74V1/74V2-
Series 1- Class A $4.76, Class B $4.74, Class C $4.79, Class T $4.79 Series 2- Class A $11.15, Class B $11.14, Class C $11.20

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